Exhibit 99.1

Corporate News Release	Celanese Corporation Investor Relations 1601 West LBJ Freeway Dallas, Texas 75234
Celanese Corporation Reports Record Third Quarter Earnings Per Share;
Raises Outlook for Full Year 2010 and 2011
Third quarter highlights:
•	Net sales were $1,506 million, up 15% from prior year period

•	Operating profit was $221 million versus $65 million in prior year period

•	Net earnings were $145 million versus $398 million in prior year period

•	Operating EBITDA was $286 million versus $240 million in prior year period

•	Diluted EPS from continuing operations was $0.93 versus $2.53 in prior year period

•	Adjusted EPS was $0.88 versus $0.58 in prior year period

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(in $ millions, except per share data) — Unaudited	2010	2009	2010	2009

	As adjusted		As adjusted
Net sales	1,506	1,304	4,411	3,694
Operating profit (loss)	221	65	363	181
Net earnings (loss) attributable to Celanese Corporation	145	398	319	492
Operating EBITDA [1]	286	240	860	629
Diluted EPS — continuing operations	$0.93	$2.53	$2.04	$3.14
Diluted EPS — total	$0.92	$2.53	$2.01	$3.14
Adjusted EPS [2]	$0.88	$0.58	$2.64	$1.24

[1]	Non-U.S. GAAP measure. See reconciliation in Table 1.

[2]	Non-U.S. GAAP measure. See reconciliation in Table 6.
Dallas, October 26, 2010: Celanese Corporation (NYSE: CE), a leading global technology and specialty materials company, today reported third quarter 2010 net sales of $1,506 million, a 15 percent increase from the same period last year, primarily driven by higher volumes across all operating segments as global demand continued to recover from 2009 levels. The increase in net sales was also driven by higher pricing across most of the company’s businesses. Operating margins expanded compared with the prior year and operating profit increased to $221 million compared with $65 million in the prior year period. Third quarter 2009 results included a net $70 million of other charges and other adjustments, primarily associated with the closure of the company’s acetic acid and vinyl acetate monomer (VAM) production operations in Pardies, France, partially offset by the gain on sale of the company’s polyvinyl alcohol business that was divested in July 2009. Net earnings were $145 million compared with $398 million in the same period last year. Third quarter 2009 results included a benefit of approximately $382 million related to a deferred tax benefit associated with the release of certain income tax valuation allowances. Equity in net earnings and dividend income from the company’s strategic affiliates were $38 million, $1 million higher than the prior year period.
Adjusted earnings per share in the third quarter of 2010 increased to $0.88 from $0.58 in the same period last year. Adjusted earnings per share in the period are based on an effective tax rate of 20 percent and a diluted share count of 157.9 million. Operating EBITDA improved 19 percent in the third quarter of 2010 to $286 million from $240 million in the prior year period. Adjusted earnings per share and operating EBITDA excluded a net benefit of $33 million of other charges and other adjustments which included gains related to a reduction of legal reserves associated with litigation concerning certain discontinued plumbing products, insurance recoveries related to production outages in its EVA Performance Polymers business and a resolution of commercial disputes. Adjusted earnings per share also excluded $16 million of expense associated with the company’s debt refinancing transaction completed in September 2010.
“Our portfolio of technology and specialty materials businesses performed well in the quarter and our 2010 results have consistently demonstrated the earnings power of our businesses,” said David Weidman, chairman and chief executive officer. “Continued strong global demand accelerated the benefits of our customer-focused innovation efforts and the realization of sustainable productivity improvements across our businesses, resulting in another strong quarter of financial performance for Celanese and value creation for our shareholders.”
Recent Highlights
•	Fortron Industries LLC, a strategic affiliate of Celanese, announced that it will increase production at its Wilmington, N.C. plant to meet growing global demand for Fortron® polyphenylene sulfide (PPS), a high-performance polymer used in demanding industrial applications. The Fortron Industries plant is the world’s largest linear PPS operation with a 15,000 metric ton annual capacity.

•	Concluded that it will consolidate and optimize its global acetate manufacturing capabilities with the closure of its acetate flake and tow manufacturing operations in Spondon, Derby, United Kingdom. Celanese intends to cease manufacturing operations at the site in the latter part of 2011. The company expects the project to cost between $80 million and $120 million, with annual cash savings of $40 million to $60 million.

•	Completed an amendment and extension of its existing senior secured credit facility as well as an issuance of $600 million of senior unsecured notes. The company used the proceeds from the sale of the notes and approximately $200 million of cash on hand to repay $800 million of borrowings under its term loan facility. These actions resulted in a reduction of the company’s previous $2.7 billion term loan facility maturing in 2014 to $2.5 billion of secured and unsecured debt with staggered maturities in 2014, 2016 and 2018.
Third Quarter Segment Overview
Advanced Engineered Materials
Advanced Engineered Materials experienced significant volume growth fueled by continued strong customer demand related to the global economic recovery and ongoing success in innovative application development. Net sales for the third quarter of 2010 were $271 million compared with $220 million in the same period last year, primarily driven by higher volumes on continued strong demand across all business lines. This quarter’s results also reflected higher value-in-use pricing for its high performance polymers, as well as sales related to the company’s recent acquisition. Operating profit in the current period increased to $63 million compared with $21 million in the same period last year. Third quarter 2010 results included a net gain of $22 million, primarily related to a reduction of legal reserves associated with litigation concerning certain discontinued plumbing products. Higher production volumes, including a planned inventory build for the relocation of Ticona’s business in Kelsterbach, Germany, and the benefits of successful pricing actions, more than offset higher raw material and other variable costs. Operating EBITDA, which excluded the gain and the benefit from the inventory build, was $90 million in the third quarter of 2010 compared with $73 million in the same period last year. Equity earnings from the Ibn Sina affiliate were $17 million in the third quarter of 2010, unchanged from the prior year period. Total equity earnings from the company’s Asian affiliates were $14 million, $3 million higher than last year, driven by strong demand in the Asia region. Overall earnings contributions from equity affiliates for the segment totaled $31 million in the current period compared with $28 million in the same period last year.
Consumer Specialties
Consumer Specialties continued to deliver strong financial performance as these businesses experienced an increase in global demand for their products. Net sales for the third quarter of 2010 were $288 million compared with $271 million in the same period last year, primarily driven by higher volumes in acetate products. Operating profit was $71 million compared with $52 million in the prior year period as margins expanded with the higher volumes and the benefits from the company’s fixed cost reduction efforts more than offsetting higher energy costs in the period. Operating EBITDA increased to $81 million from $68 million in the same period last year.
Industrial Specialties
Industrial Specialties delivered strong performance as application innovation and healthy demand in Europe and North America continued to drive volume growth. Net sales for the third quarter of 2010 were $276 million compared with $236 million in the prior year period, driven by higher volumes and increased pricing. The higher volumes were primarily attributed to growth and innovation efforts in the company’s emulsions business and volume recovery in its EVA performance polymers business following a production outage during the third quarter of 2009. The higher pricing was due to implemented price increases and favorable product mix which more than offset the impacts of currency. Operating profit was $50 million compared with $44 million in the same period last year. Third quarter 2010 results included adjustments of $25 million associated with insurance proceeds related to the EVA production outage in 2009. Third quarter 2009 results included a $34 million gain related to the company’s divestiture of its polyvinyl alcohol (PVOH) business in July 2009. Operating EBITDA, which excluded the insurance proceeds and gain related to the divestiture, was $36 million in the third quarter of 2010 compared with $29 million in the prior year period.

Acetyl Intermediates
Acetyl Intermediates delivered improved financial results as global demand for acetyl products continued to recover. Net sales for the third quarter of 2010 were $777 million compared with $666 million in the same period last year, primarily driven by higher volumes. The higher volumes were due to improved demand across all global regions and the availability of additional production capacity related to the company’s expansion of its acetic acid facility in Nanjing, China in late 2009. Net sales in the current period also benefited from higher pricing for all major acetyl derivative products. Operating profit in the third quarter of 2010 rose to $81 million from a loss of $30 million in the same period last year. Third quarter 2009 results included $87 million in other charges and other adjustments, primarily related to the closure of the company’s acetic acid and vinyl acetate monomer (VAM) production operations in Pardies, France. Higher volumes and pricing in the current quarter more than offset higher raw material costs in the period. Third quarter 2010 results also reflected the benefit from the company’s manufacturing realignment activities, primarily related to the closure of the Pardies, France operations. Operating EBITDA, which excluded other charges and other adjustments, was $110 million in the third quarter of 2010 compared with $87 million in the prior year period.
Taxes
The effective tax rate for continuing operations for the third quarter of 2010 was 23 percent versus negative 729 percent in the third quarter of 2009. The lower effective tax rate in 2009 was primarily due to a decrease in the valuation allowance on U.S. net deferred tax assets. Cash taxes paid were $104 million in the first nine months of 2010 compared with $21 million in the first nine months of 2009. The increase in cash taxes paid is primarily the result of increased earnings in 2010 and timing of tax refunds received. The tax rate for adjusted earnings per share was 20 percent in the first nine months of 2010 compared with 29 percent in the first six months of 2009 and 23 percent for the third quarter of 2009.
Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company’s earnings and operating EBITDA, were $38 million in the third quarter of 2010 compared with $37 million in the same period last year. Equity and cost investment dividends, which are included in cash flows, were $29 million compared with $21 million in the same period last year.
The Ticona strategic affiliates in Asia reported earnings in equity investments of $14 million in the third quarter of 2010 compared with $11 million in the prior year period. Proportional affiliate EBITDA for the Asian affiliates was $34 million in the same period, $4 million higher than third quarter 2009 results, driven by strong performance in the region.
Equity in net earnings for Ticona’s Middle Eastern affiliates, which includes the company’s Ibn Sina affiliate, were $17 million in the third quarter of 2010, unchanged from the prior year period. Proportional affiliate EBITDA for the Middle Eastern affiliates was $23 million, $1 million lower than the prior year period.

The company’s total proportional affiliate EBITDA of equity investments was $73 million in the third quarter of 2010, $36 million more than reported in the company’s operating EBITDA. The company’s total proportional net debt of affiliates was $110 million as of September 30, 2010.
Cash Flow
During the first nine months of 2010, the company generated $363 million in cash from operating activities, $45 million lower than the same period last year, as higher trade working capital and higher cash taxes more than offset the increased earnings. The increase in trade working capital was driven by the higher sales associated with the global economic recovery. Additionally, results during the first nine months of 2010 included a cash outflow of $87 million, $53 million higher than the prior year period, primarily associated with the company’s previously announced productivity projects.
Net cash used in investing activities during the first nine months of 2010 was $381 million, compared with a cash inflow of $191 million in the prior year period. The 2010 results included $219 million of capital expenditures related to the relocation of Ticona’s business in Kelsterbach, Germany, and a cash outflow of $46 million related to the company’s acquisition of the Zenite® LCP and Thermx® PCT product lines from DuPont Performance Polymers. Results for the same period in 2009 included an advance receipt of $412 million related to the Ticona Kelsterbach plant relocation and net cash of $168 million received from the sale of the company’s PVOH business.
Net cash used in financing activities during the first nine months of 2010 was $332 million compared with $52 million in the prior year period. During this period, the company repaid a net of $248 million of long-term debt, repurchased $41 million of shares, paid $23 million of dividends and paid $24 million of debt refinancing costs.
Net debt at the end of the third quarter of 2010 was $2,387 million, $140 million higher than the prior year period.
During the third quarter, the company completed an amendment to its senior secured credit facility. The amendment extended the maturity of a majority of the company’s term loans to October 2016 and the maturity of its revolving credit facility to October 2015, in each case a two and one-half year maturity extension. The company’s credit facility now consists of $417 million of US dollar-denominated and €69 million of Euro-denominated term loans due 2014, $1,140 million of US dollar-denominated and €204 million of Euro-denominated term loans due 2016, a $600 million revolving credit facility terminating in 2015, and a $228 million credit-linked revolving facility terminating in 2014. The extended facilities are subject to modified interest rates. During the third quarter of 2010, the company also announced the issuance of $600 million of senior unsecured notes due October 15, 2018. In connection with the amendment, the company used the proceeds from the sale of the notes and approximately $200 million of cash on hand to repay $800 million of its term loans in the period.

“These transactions exemplify Celanese’s ongoing strategy of maintaining a flexible, low cost and stable capital structure,” said Steven Sterin, senior vice president and chief financial officer. “By taking advantage of strong credit market conditions, we were able to significantly improve our long term financial position with only a modest impact in the short term.”
Outlook
Based on the strength of its year-to-date performance, its expectations for continued healthy yet seasonal demand in the fourth quarter and its confidence in its earnings growth programs, the company raised its outlook for the full year 2010. The company now expects full year 2010 adjusted earnings per share to be at least $1.55 higher and operating EBITDA to be at least $270 million higher than 2009 results. The company had previously expected 2010 adjusted earnings per share and operating EBITDA to be at least $1.40 and $260 million higher than 2009, respectively.
In addition to the improved outlook for 2010, the company also confirmed that its 2011 operating EBITDA is expected to be at least $150 million higher than its revised outlook for 2010. The company also expects its full year 2011 adjusted earnings per share to be at least $0.60 per share higher than its revised outlook for 2010. The expected increase in adjusted earnings per share includes the impact of the company’s recent debt transactions and other announced strategic activities.
“Though we expect normal seasonality in the fourth quarter, we continue to see healthy demand across all of our business lines,” said Weidman. “Looking ahead to 2011, we are confident that our strong portfolio of technology and specialty materials businesses, coupled with our ongoing productivity initiatives, will enable us to maintain the positive earnings momentum we have demonstrated throughout the current year.”

Contacts:
Investor Relations	Media — U.S.	Media — Europe
Andy Green	Jacqueline Terry	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 4417	Phone: +49 (0)6107 772 1574
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49 (0)6107 772 7231
Andy.Green@celanese.com	Jacqueline.Terry@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of specialty materials and chemical products which are used in most major industries and consumer applications. Our products, essential to everyday living, are manufactured in North America, Europe and Asia. Known for operational excellence, sustainability and premier safety performance, Celanese delivers value to customers around the globe with best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,400 employees worldwide and had 2009 net sales of $5.1 billion, with approximately 73% generated outside of North America. For more information about Celanese Corporation and its global product offerings, visit www.celanese.com.

Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.
There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of business cycles, particularly in the automotive, electrical, electronics and construction industries; changes in the price and availability of raw materials; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; changes in the degree of intellectual property and other legal protection afforded to our products; compliance and other costs and potential disruption of production due to accidents or other unforeseen events or delays in construction of facilities; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; and various other factors discussed from time to time in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects the following performance measures: operating EBITDA, business operating EBITDA, proportional affiliate EBITDA and affiliate EBITDA, adjusted earnings per share, and net debt as non-U.S. GAAP measures. These measurements are not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA and business operating EBITDA is net income; for proportional affiliate EBITDA is equity in net earnings of affiliates; for affiliate EBITDA is operating profit; for adjusted earnings per share is earnings per common share-diluted; and for net debt is total debt.
Use of Non-U.S. GAAP Financial Information
•	Operating EBITDA is defined by the company as net earnings plus loss (earnings) from discontinued operations, interest expense, taxes, and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7. We may provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a U.S. GAAP financial measure because a forecast of Other Charges and Adjustments is not practical.

•	Business operating EBITDA is defined by the company as net earnings plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7, less equity in net earnings of affiliates, dividend income from cost investments and other (income) expense. This reflects the operating results of the company’s operations without regard to its equity and cost investments.

•	Proportional affiliate EBITDA is defined by the company as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. Affiliate EBITDA is defined by the company as operating profit plus the depreciation and amortization of its equity affiliates. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider proportional affiliate EBITDA as an additional measure of operating results.

•	Adjusted earnings per share is a measure used by management to measure performance. It is defined by the company as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for Other Charges and Adjustments as described in Table 7, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We may provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a U.S. GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. Note: The tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year, excluding changes in uncertain tax positions, discrete items and other material items adjusted out of our U.S. GAAP earnings for adjusted earnings per share purposes, and changes in management’s assessments regarding the ability to realize deferred tax assets. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ significantly from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any future period.

•	Net debt is defined by the company as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure. Our management and credit analysts use net debt to evaluate the company’s capital structure and assess credit quality. Proportional net debt is defined as our proportionate share of our affiliates’ net debt.
Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Preliminary Consolidated Statements of Operations — Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions, except per share data)	2010	2009	2010	2009
		As adjusted		As adjusted
Net sales	1,506	1,304	4,411	3,694
Cost of sales	(1,160)	(1,038)	(3,544)	(2,980)

Gross profit	346	266	867	714

Selling, general and administrative expenses	(123)	(110)	(369)	(338)
Amortization of Intangible assets	(15)	(20)	(45)	(58)
Research and development expenses	(19)	(18)	(56)	(56)
Other (charges) gains, net	36	(96)	(47)	(123)
Foreign exchange gain (loss), net	(1)	(2)	1	1
Gain (loss) on disposition of businesses and assets, net	(3)	45	12	41

Operating profit (loss)	221	65	363	181

Equity in net earnings (loss) of affiliates	37	36	131	77
Interest expense	(48)	(51)	(146)	(156)
Refinancing expense	(16)	—	(16)	—
Interest income	—	2	2	7
Dividend income — cost investments	1	1	73	57
Other income (expense), net	(4)	(5)	1	(2)

Earnings (loss) from continuing operations before tax	191	48	408	164

Income tax (provision) benefit	(44)	350	(85)	328

Earnings (loss) from continuing operations	147	398	323	492

Earnings (loss) from operation of discontinued operations	(3)	—	(8)	—
Gain on disposal of discontinued operations	—	—	2	—
Income tax (provision) benefit, discontinued operations	1	—	2	—

Earnings (loss) from discontinued operations	(2)	—	(4)	—

Net earnings (loss)	145	398	319	492
Less: Net earnings (loss) attributable to noncontrolling interests	—	—	—	—

Net earnings (loss) attributable to Celanese Corporation	145	398	319	492

Cumulative preferred stock dividend	—	(3)	(3)	(8)

Net earnings (loss) available to common shareholders	145	395	316	484

Amounts attributable to Celanese Corporation
Earnings (loss) per common share — basic
Continuing operations	$0.94	$2.75	$2.08	$3.37
Discontinued operations	(0.01)	—	(0.03)	—

Net earnings (loss) — basic	$0.93	$2.75	$2.05	$3.37

Earnings (loss) per common share — diluted
Continuing operations	$0.93	$2.53	$2.04	$3.14
Discontinued operations	(0.01)	—	(0.03)	—

Net earnings (loss) — diluted	$0.92	$2.53	$2.01	$3.14

Weighted average shares (millions)
Basic	155.9	143.6	154.2	143.5
Diluted	157.9	157.6	158.4	156.7

Preliminary Consolidated Balance Sheets — Unaudited

	September 30,	December 31,
(in $ millions)	2010	2009
		As adjusted
ASSETS
Current assets
Cash & cash equivalents	884	1,254
Trade receivables — third party and affiliates, net	897	721
Non-trade receivables	264	262
Inventories	578	522
Deferred income taxes	42	42
Marketable securities, at fair value	2	3
Assets held for sale	9	2
Other assets	91	50

Total current assets	2,767	2,856

Investments in affiliates	817	792
Property, plant and equipment, net	2,884	2,797
Deferred income taxes	499	484
Marketable securities, at fair value	79	80
Other assets	292	311
Goodwill	785	798
Intangible assets, net	271	294

Total assets	8,394	8,412

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current installments of long-term debt — third party and affiliates	261	242
Trade payables — third party and affiliates	640	649
Other liabilities	589	611
Deferred income taxes	33	33
Income taxes payable	114	72

Total current liabilities	1,637	1,607

Long-term debt	3,010	3,259
Deferred income taxes	132	137
Uncertain tax positions	266	229
Benefit obligations	1,257	1,288
Other liabilities	1,175	1,306
Commitments and contingencies
Shareholders’ equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(822)	(781)
Additional paid-in capital	544	522
Retained earnings	1,801	1,505
Accumulated other comprehensive income (loss), net	(606)	(660)

Total Celanese Corporation shareholders’ equity	917	586
Noncontrolling interests	—	—

Total shareholders’ equity	917	586

Total liabilities and shareholders’ equity	8,394	8,412

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA —
a Non-U.S. GAAP Measure — Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2010	2009	2010	2009
		As adjusted		As adjusted
Net Sales
Advanced Engineered Materials	271	220	835	569
Consumer Specialties	288	271	817	817
Industrial Specialties	276	236	787	745
Acetyl Intermediates	777	666	2,283	1,860
Other Activities [1]	—	—	1	1
Intersegment eliminations	(106)	(89)	(312)	(298)

Total	1,506	1,304	4,411	3,694

Operating Profit (Loss)
Advanced Engineered Materials	63	21	151	4
Consumer Specialties	71	52	105	184
Industrial Specialties	50	44	78	73
Acetyl Intermediates	81	(30)	149	20
Other Activities [1]	(44)	(22)	(120)	(100)

Total	221	65	363	181

Other Charges and Other Adjustments [2]
Advanced Engineered Materials	(22)	7	(22)	3
Consumer Specialties	1	3	84	6
Industrial Specialties	(25)	(26)	(25)	(18)
Acetyl Intermediates	2	87	56	96
Other Activities [1]	11	(1)	6	13

Total	(33)	70	99	100

Depreciation and Amortization Expense [3]
Advanced Engineered Materials	19	17	53	53
Consumer Specialties	8	13	28	37
Industrial Specialties	11	11	31	35
Acetyl Intermediates	23	27	72	82
Other Activities [1]	3	5	9	9

Total	64	73	193	216

Business Operating EBITDA
Advanced Engineered Materials	60	45	182	60
Consumer Specialties	80	68	217	227
Industrial Specialties	36	29	84	90
Acetyl Intermediates	106	84	277	198
Other Activities [1]	(30)	(18)	(105)	(78)

Total	252	208	655	497

Equity Earnings, Cost — Dividend Income and Other Income (Expense)
Advanced Engineered Materials	30	28	113	58
Consumer Specialties	1	—	74	56
Industrial Specialties	—	—	—	—
Acetyl Intermediates	4	3	7	6
Other Activities [1]	(1)	1	11	12

Total	34	32	205	132

Operating EBITDA
Advanced Engineered Materials	90	73	295	118
Consumer Specialties	81	68	291	283
Industrial Specialties	36	29	84	90
Acetyl Intermediates	110	87	284	204
Other Activities [1]	(31)	(17)	(94)	(66)

Total	286	240	860	629

[1]	Other Activities primarily includes corporate selling, general and administrative expenses and the results from captive insurance companies.

[2]	See Table 7 for details.

[3]	Excludes accelerated depreciation and amortization associated with plant closures included in Other Charges and Other Adjustments above. See Table 1A for details.

Table 1A
Reconciliation of consolidated Operating EBITDA to net earnings (loss) — Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2010	2009	2010	2009

		As adjusted		As adjusted
Net earnings (loss) attributable to Celanese Corporation	145	398	319	492
(Earnings) loss from discontinued operations	2	—	4	—
Interest income	—	(2)	(2)	(7)
Interest expense	48	51	146	156
Refinancing expense	16	—	16	—
Income tax provision (benefit)	44	(350)	85	(328)
Depreciation and amortization expense[2]	64	73	193	216
Other charges (gains), net [1]	(36)	96	47	123
Other adjustments [1]	3	(26)	52	(23)

Operating EBITDA	286	240	860	629

Detail by Segment
Advanced Engineered Materials	90	73	295	118
Consumer Specialties	81	68	291	283
Industrial Specialties	36	29	84	90
Acetyl Intermediates	110	87	284	204
Other Activities [3]	(31)	(17)	(94)	(66)

Operating EBITDA	286	240	860	629

[1]	See Table 7 for details.

[2]	Excludes accelerated depreciation and amortization associated with plant closures as detailed in the table below and included in Other adjustments above.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2010	2009	2010	2009

Advanced Engineered Materials	—	—	4	—
Consumer Specialties	1	—	1	—
Industrial Specialties	—	3	—	6
Acetyl Intermediates	—	7	20	11
Other Activities [3]	1	—	1	—

Accelerated depreciation and amortization	2	10	26	17

Depreciation and amortization expense[2]	64	73	193	216

Total depreciation and amortization	66	83	219	233

[3]	Other Activities primarily includes corporate selling, general and administrative expenses and the results from captive insurance companies.

Table 2
Factors Affecting Business Segment Net Sales — Unaudited
Three Months Ended September 30, 2010 Compared to Three Months Ended September 30, 2009

	Volume	Price	Currency	Other		Total

Advanced Engineered Materials	22%	5%	-7%	3%	[2]	23%
Consumer Specialties	8%	-1%	-1%	0%		6%
Industrial Specialties	12%	11%	-6%	0%		17%
Acetyl Intermediates	12%	9%	-4%	0%		17%
Total Company	13%	8%	-5%	-1%	[1]	15%

Nine Months Ended September 30, 2010 Compared to Nine Months Ended September 30, 2009

	Volume	Price	Currency	Other		Total

Advanced Engineered Materials	46%	0%	-3%	4%	[2]	47%
Consumer Specialties	1%	-1%	0%	0%		0%
Industrial Specialties	14%	5%	-2%	-11%	[3]	6%
Acetyl Intermediates	13%	12%	-2%	0%		23%
Total Company	17%	6%	-2%	-2%	[1]	19%

[1]	Includes the effects of the captive insurance companies and the impact of fluctuations in intersegment eliminations.

[2]	2010 includes the effects of the FACT GmbH (Future Advanced Composites Technology) acquisition.

[3]	2010 does not include the effects of the PVOH business, which was sold on July 1, 2009.
Table 3
Cash Flow Information — Unaudited

	Nine Months Ended
	September 30,
(in $ millions)	2010	2009

Net cash provided by operating activities	363	408
Net cash provided by (used in) investing activities [1]	(381)	191
Net cash used in financing activities	(332)	(52)
Exchange rate effects on cash	(20)	70
Cash and cash equivalents at beginning of period	1,254	676

Cash and cash equivalents at end of period	884	1,293

[1]	2010 includes $0 million of cash received and $219 million of capital expenditures related to the Ticona Kelsterbach plant relocation. 2009 includes $412 million of cash received and $248 million of capital expenditures related to the Ticona Kelsterbach plant relocation.
Table 4
Cash Dividends Received — Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2010	2009	2010	2009
	As adjusted		As adjusted
Dividends from equity investments	28	20	120	55
Dividends from cost investments	1	1	73	57

Total	29	21	193	112

Table 5
Net Debt — Reconciliation of a Non-U.S. GAAP Measure — Unaudited

	September 30,	December 31,
(in $ millions)	2010	2009

Short-term borrowings and current installments of long-term debt — third party and affiliates	261	242
Long-term debt	3,010	3,259

Total debt	3,271	3,501
Less: Cash and cash equivalents	884	1,254

Net Debt	2,387	2,247

Table 6
Adjusted Earnings (Loss) Per Share — Reconciliation of a Non-U.S. GAAP Measure — Unaudited

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in $ millions, except per share data)	2010		2009		2010		2009
			As adjusted				As adjusted
		per		per		per		per
		share		share		share		share
Earnings (loss) from continuing operations	147	0.93	398	2.53	323	2.04	492	3.14
Deduct Income tax (provision) benefit	(44)		350		(85)		328

Earnings (loss) from continuing operations before tax	191		48		408		164
Other charges and other adjustments [1]	(33)		70		99		100
Refinancing expense[2]	16		—		16		—

Adjusted earnings (loss) from continuing operations before tax	174		118		523		264
Income tax (provision) benefit on adjusted earnings [3]	(35)		(27)		(105)		(69)
Less: Noncontrolling interests	—		—		—		—

Adjusted earnings (loss) from continuing operations	139	0.88	91	0.58	418	2.64	195	1.24

Diluted shares (in millions) [4]

Weighted average shares outstanding		155.9		143.6		154.2		143.5
Assumed conversion of preferred stock		—		12.1		2.1		12.1
Dilutive restricted stock units		0.3		0.2		0.3		0.2
Dilutive stock options		1.7		1.7		1.8		0.9

Total diluted shares		157.9		157.6		158.4		156.7

[1]	See Table 7 for details.

[2]	Relates to the issuance of senior unsecured notes and the amendment and extension of the existing credit agreement.

[3]	The adjusted effective tax rate is 20% for the three and nine months ended September 30, 2010. The adjusted effective tax rate is 29% for the six months ended June 30, 2009 and 23% for the three months ended September 30, 2009.

[4]	Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.

Table 7
Reconciliation of Other Charges and Other Adjustments — Unaudited
Other Charges:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2010	2009	2010	2009

Employee termination benefits	17	65	26	94
Plant/office closures	(1)	20	4	20
Ticona Kelsterbach plant relocation	7	4	17	10
Plumbing actions	(26)	-	(40)	(3)
Asset impairments	-	7	73	8
Insurance recoveries	(18)	-	(18)	(6)
Resolution of commercial disputes	(15)	-	(15)	-

Total	(36)	96	47	123

Other Adjustments: [1]
	Three Months Ended		Nine Months Ended		Income
	September 30,		September 30,		Statement
(in $ millions)	2010	2009	2010	2009	Classification

Business optimization	3	-	10	3	SG&A
Ticona Kelsterbach plant relocation	(5)	1	(7)	3	Cost of sales
Plant closures	3	10	12	16	Cost of sales / SG&A
Contract termination	-	-	22	-	Cost of sales
Gain on sale of building	-	-	(14)	-	(Gain) loss on disposition
Gain on sale of PVOH business	-	(34)	-	(34)	(Gain) loss on disposition
Write-off of other productive assets	-	-	17	-	Cost of sales
Other[2]	2	(3)	12	(11)	Various

Total	3	(26)	52	(23)

Total other charges and other adjustments	(33)	70	99	100

[1] These items are included in net earnings but not included in other charges.

[2] The nine months ended September 30, 2009 includes a one-time adjustment to Equity in net earnings (loss) of affiliates of $19 million.

Table 8
Equity Affiliate Preliminary Results — Total — Unaudited

	Three Months Ended		Nine Months Ended
(in $ millions)	September 30,		September 30,
	2010	2009	2010	2009

		As adjusted		As adjusted

Net Sales
Ticona Affiliates — Asia[1]	393	322	1,143	761
Ticona Affiliates — Middle East[2]	216	182	718	427
Infraserv Affiliates[3]	473	547	1,491	1,544

Total	1,082	1,051	3,352	2,732

Operating Profit
Ticona Affiliates — Asia[1]	51	45	179	35
Ticona Affiliates — Middle East[2]	84	89	316	166
Infraserv Affiliates[3]	23	36	70	87

Total	158	170	565	288

Depreciation and Amortization
Ticona Affiliates — Asia[1]	22	20	63	66
Ticona Affiliates — Middle East[2]	9	8	25	20
Infraserv Affiliates[3]	25	28	75	75

Total	56	56	163	161

Affiliate EBITDA[4]
Ticona Affiliates — Asia[1]	73	65	242	101
Ticona Affiliates — Middle East[2]	93	97	341	186
Infraserv Affiliates[3]	48	64	145	162

Total	214	226	728	449

Net Income
Ticona Affiliates — Asia[1]	32	24	107	15
Ticona Affiliates — Middle East[2]	75	78	283	146
Infraserv Affiliates[3]	20	26	55	61

Total	127	128	445	222

Net Debt
Ticona Affiliates — Asia[1]	90	212	90	212
Ticona Affiliates — Middle East[2]	(68)	(50)	(68)	(50)
Infraserv Affiliates[3]	261	499	261	499

Total	283	661	283	661

[1]	Ticona Affiliates — Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (50%).

[2]	Ticona Affiliates — Middle East accounted for using the equity method includes National Methanol Company (IBN Sina) (25%).

[3]	Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).

[4]	Affiliate EBITDA, a non-U.S. GAAP measure, is the sum of Operating Profit and Depreciation and Amortization.

Table 8 (continued)
Equity Affiliate Preliminary Results — Celanese Proportional Share — Unaudited5

	Three Months Ended		Nine Months Ended
(in $ millions)	September 30,		September 30,
	2010	2009	2010	2009

		As adjusted		As adjusted
Proportional Net Sales
Ticona Affiliates — Asia[1]	181	148	528	351
Ticona Affiliates — Middle East[2]	55	45	180	107
Infraserv Affiliates[3]	155	179	489	497

Total	391	372	1,197	955

Proportional Operating Profit
Ticona Affiliates — Asia[1]	24	21	83	17
Ticona Affiliates — Middle East[2]	21	22	79	41
Infraserv Affiliates[3]	7	11	22	27

Total	52	54	184	85

Proportional Depreciation and Amortization
Ticona Affiliates — Asia[1]	10	9	29	30
Ticona Affiliates — Middle East[2]	2	2	6	5
Infraserv Affiliates[3]	9	9	25	24

Total	21	20	60	59

Proportional Affiliate EBITDA[4]
Ticona Affiliates — Asia[1]	34	30	112	47
Ticona Affiliates — Middle East[2]	23	24	85	46
Infraserv Affiliates[3]	16	20	47	51

Total	73	74	244	144

Equity in net earnings of affiliates (as reported on the Income Statement)
Ticona Affiliates — Asia[1,7]	14	11	50	7
Ticona Affiliates — Middle East[2]	17	17	64	33
Infraserv Affiliates[3]	6	8	17	18

Total	37	36	131	58

Proportional Affiliate EBITDA in Excess of Equity in net earnings of affiliates[6]
Ticona Affiliates — Asia[1]	20	19	62	40
Ticona Affiliates — Middle East[2]	6	7	21	13
Infraserv Affiliates[3]	10	12	30	33

Total	36	38	113	86

Proportional Net Debt
Ticona Affiliates — Asia[1]	40	95	40	95
Ticona Affiliates — Middle East[2]	(17)	(13)	(17)	(13)
Infraserv Affiliates[3]	87	163	87	163

Total	110	245	110	245

[1]	Ticona Affiliates — Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (50%).

[2]	Ticona Affiliates — Middle East accounted for using the equity method includes National Methanol Company (IBN Sina) (25%).

[3]	Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).

[4]	Affiliate EBITDA, a non-U.S. GAAP measure, is the sum of Operating Profit and Depreciation and Amortization.

[5]	Calculated by multiplying each affiliate’s total share amount by Celanese’s respective ownership percentage, netted by reporting category.

[6]	Calculated as Affiliate EBITDA less Equity in net earnings of affiliates; not included in Celanese operating EBITDA.

[7]	The nine months ended September 30, 2009 excludes a one-time tax adjustment to Equity in net earnings of affiliates of $19 million.